Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

[CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO]

(A joint stock limited company incorporated in the People’s Republic of China with limited liability)

(Stock code: 670)

ANNOUNCEMENT
TIME-EXTENSION FOR DESPATCH OF CIRCULARS

Reference is made to certain announcements recently made by the Company regarding, among other things, its purchases of certain Boeing 737 NG series aircraft. The Company has applied to the Stock Exchange for a refreshed time-extension, and associated waiver from strict compliance with Listing Rule 14.38, to issue and despatch to its shareholders the First Circular on or before 30th April, 2006. The Company has also applied to the Stock Exchange for a waiver from strict compliance with Listing Rules 14.38 and 14.40 in respect of a time-extension allowed for despatch of the Second Circular by 31st May, 2006.

Reference is made to the Company’s announcement published in the newspapers on 21st December, 2005 regarding its purchase of four Boeing 737 NG series aircraft (the “First Purchase”), its various subsequent announcements in relation to time-extensions allowed for despatch of the related “discloseable transaction” circular, and the Company’s announcement published in the newspapers on 11th April, 2006 regarding its purchase of sixteen Boeing 737 NG series aircraft (the “Second Purchase”) (each, an “Announcement”). Unless otherwise specified, terms used herein shall have the same meanings as defined and/or used in the Announcement(s).

As mentioned in an Announcement, time-extension was allowed for the Company to despatch its “discloseable transaction” circular (the “First Circular”) in respect of the First Purchase by 24th April, 2006. The Company has been finalising certain disclosures for inclusion in the circular, and expects that it will be able, and has therefore applied to the Stock Exchange for a refreshed time-extension and associated waiver from strict compliance with Listing Rule 14.38, to issue and despatch the First Circular on or before 30th April, 2006.

As mentioned in another Announcement, the Second Purchase itself constitutes a “major transaction” of the Company under the Listing Rules. Further, as the First Purchase and the Second Purchase would form part of the same series of transactions between the Company and Boeing Company involving purchases of Boeing 737 NG series aircraft comprised under one framework agreement, they would be treated as if they were one transaction for the purposes of the Listing Rules, and the Company would issue and despatch to its shareholders a “major transaction” circular (the “Second Circular”) combined to contain the required information in relation to both purchases. Nonetheless, since more time is needed to prepare and finalise information required for disclosure in the Second Circular (including, for example, the required indebtedness and working capital sufficiency statements), and in view of the forthcoming PRC Labour Day public holidays, the Company has applied to the Stock Exchange for a waiver from strict compliance with the requirements under Rules 14.38 and 14.40 of the Listing Rules in respect of a time-extension allowed to despatch the Second Circular by 31st May, 2006.

By order of the board of Directors
CHINA EASTERN AIRLINES
CORPORATION LIMITED
Luo Zhuping
Director and Company Secretary

The Directors, as at the date of this announcement, are:

Li Fenghua (Chairman, Executive Director)
Luo Chaogeng (President, Executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the PRC
26th April, 2006